Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt/ Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasília*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

São Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*Associated Firm

Exhibit 5.3

Embraer S.A Rua Iguatemi, 151 /21st floor São Paulo, SP 01451-011 Brazil Embraer Netherlands Finance B.V. Evert van de Beekstraat 47 1118 CL,Schiphol The Netherlands	Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl

15 June 2015

10023781- 50036289 2679134-v7\AMSDMS/PHS/NAS/FXO

Re: Embraer Netherlands Finance B.V. – Registration Statement, Indenture and issue of U.S.$1,000,000,000, 5.050% notes due 2025

Dear Sirs,

I. Introduction

We are acting as special Dutch legal counsel (advocaten) to Embraer Netherlands Finance B.V., a company incorporated under the laws of the Netherlands with its principal offices at Amsterdam, the Netherlands (the “Issuer”), for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with the issuance by the Issuer of U.S.$1,000,000,000, 5.050% notes due 2025 (the “Notes”) and;

(A)	a registration statement on Form F-3 under the securities act of 1933 dated 27 May 2015 of the Issuer and Embraer S.A. (the “Registration Statement”);

(B)	an indenture dated 15 June 2015 by and between the Issuer, Embraer S.A. as guarantor and The Bank of New York Mellon as trustee, paying agent, registrar and transfer agent (the “Base Indenture”); and

(C)	a supplemental indenture dated 15 June 2015 by and between the Issuer, Embraer S.A. as guarantor and The Bank of New York Mellon as trustee, paying agent, registrar and transfer agent (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

II.	Role

Our role in respect of the entering into of the Documents (as defined below) by the Issuer has been limited to the issue of this opinion. We have not been involved in drafting or negotiating any documents or agreements cross-referred to in any the Documents. Accordingly, we assume no responsibility for the adequacy of any Documents.

III.	Documents

For the purposes of this opinion, we have examined, and relied solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document (the “Documents”):

a)	a scanned copy, received by email, of the executed Registration Statement;

b)	a scanned copy, received by email, of the executed Base Indenture;

c)	a scanned copy, received by email, of the executed Supplemental Indenture;

d)	a scanned copy, received by email, of the executed Notes;

e)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of the Issuer, dated 27 May 2015, inter alia, authorising the execution by the Issuer of, inter alia, the Base Indenture and Registration Statement (the “First Board Resolution”);

f)	a scanned copy, received by email, of the executed written resolutions of the board of supervisory directors (Raad van Commissarissen) of the Issuer, dated 27 May 2015, inter alia, authorising the execution by the Issuer of, inter alia, the Base Indenture and Registration Statement (the “First Supervisory Board Resolution”);

g)	a scanned copy, received by email, of the executed written resolutions of the general meeting of the Issuer, dated 27 May 2015, inter alia, authorising the execution by the Issuer of, inter alia, the Base Indenture and Registration Statement (the “First General Meeting Resolution”);

h)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of the Issuer, dated 12 June 2015, inter alia, authorising the execution by the Issuer of, inter alia, the Supplemental Indenture and the issuance of the Notes (the “Second Board Resolution”);

i)	a scanned copy, received by email, of the executed written resolutions of the board of supervisory directors (Raad van Commissarissen) of the Issuer, dated 12 June 2015, inter alia, authorising the execution by the Issuer of, inter alia, the Supplemental Indenture and the issuance of the Notes (the “Second Supervisory Board Resolution”);

j)	a scanned copy, received by email, of the executed written resolutions of the general meeting of the Issuer, dated 12 June 2015, inter alia, authorising the execution by the Issuer of, inter alia, the Supplemental Indenture and the issuance of the Notes (the “Second General Meeting Resolution”);

k)	a scanned copy, received by email, of the excerpt, dated 27 May 2015, from the Commercial Register of the Chamber of Commerce (the “Chamber of Commerce”) regarding the registration of the Issuer with the Chamber of Commerce under number 63376431, confirmed by telephone on the date hereof to be up-to-date (the “Issuer Excerpt”);

l)	a scanned copy, received by email, of the deed of incorporation (akte van oprichting) of the Issuer dated 22 May 2015 (the “Deed of Incorporation”); and

m)	the powers of attorney granted by the Issuer and incorporated in (i) the First Board Resolution authorising Jorge Ramos de Oliveira Junior born on 15 July 1958 in São Paulo, Brazil and Mario Seixas Coelho Junior born on 11 July 1979 in São Paulo, Brazil (each an “Attorney”) acting solely to execute and deliver the documents referred to in the annex to the First Board Resolution on behalf of the Issuer and (ii) the Second Board Resolution authorising Jorge Ramos de Oliveira Junior born on 15 July 1958 in São Paulo, Brazil, Mario Seixas Coelho Junior born on 11 July 1979 in São Paulo, Brazil, José Antonio de Almeida Filippo born on 27 October 1960 in Rio de Janeiro, Brazil and Elaine Maria de Souza Funo born on 1 December 1974 in São José dos Campos, Brazil (each an “Attorney”) acting solely to execute and deliver the documents referred to in the annex to the Second Board Resolution on behalf of the Issuer (the “Power of Attorney”).

The documents under a) through (including) c) above are hereinafter collectively referred to as the “Opinion Documents”. The documents under e) through (including) m) are hereinafter collectively referred to as the “Corporate Documents”. The documents under e) through (including) j) are hereinafter collectively referred to as the “Resolutions”.

Words importing the plural include the singular and vice versa.

Except as stated herein, we have not examined any documents entered into by or affecting the Issuer or any corporate records of the Issuer and have not made any other enquiries concerning the Issuer.

IV.	Assumptions

In examining and describing the Documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	the genuineness of all signatures on all documents or on the originals thereof and that, in the event that any Notes are signed in facsimile, the person whose facsimile signature is used has given her or his consent thereto;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents; each of the Documents accurately records all terms agreed between the parties thereto and that the documents specified in the annex to the Resolutions are congruent with and accurately specify the Opinion Documents and the Notes;

(iii)	that each party to any Document and the Notes (other than the Issuer has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv)	the power, capacity (corporate, regulatory and other) and authority of all parties (other than the Issuer) to enter into and perform their obligations under the Documents and the Notes to which they are a party, to subscribe for or purchase any Notes and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any such parties;

(v)	without prejudice to the generality of assumption (iv) above, that all parties to the Documents are or will at the relevant times be licensed, exempt or otherwise authorised pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht) to offer or perform their respective services as contemplated under the Opinion Documents and the Notes in The Netherlands;

(vi)	that the Notes are not offered, sold, resold, delivered or transferred to persons resident or domiciled in The Netherlands, unless to persons being qualified investors as set out in the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(vii)	that under any applicable law, other than the laws of the Netherlands, the Documents and the Notes have been duly authorised and validly executed and delivered by all parties thereto (including the Issuer);

(viii)	that the Notes will be completed, authenticated, delivered and paid for in accordance with the terms of the Documents;

(ix)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of the Netherlands as may relate to or be required in respect of (a) the Documents and any Notes issued thereunder, (b) the lawful execution of the Documents and the Notes, (c) the parties to the Documents and the Notes (including the Issuer) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including the Issuer) or such other persons, (e) the borrowing of monies and the vesting or perfection of any security interest contemplated by the Documents and the Notes or (f) the creation of valid and legally binding obligations of all parties to the Documents and the Notes (including the Issuer) enforceable against such parties in accordance with their respective terms;

(x)	the accuracy and completeness as at the date hereof of the Corporate Documents and the factual matters stated, certified or evidenced thereby and that the Resolutions and the Power of Attorney and any other powers of attorney used in relation to the Documents and the Notes have not been and will not be amended, superseded, repealed, rescinded or annulled;

(xi)	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands;

(xii)	that the Documents and the Notes and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) do not and will not result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

(xiii)	that under the laws of the State of New York to which the Indenture and the Notes are expressed to be subject and under all other relevant laws (other than those of the Netherlands):

(a)	the choice of the laws of the State of New York as the governing law of the Indenture and the Notes is a valid and legally binding selection;

(b)	the submission by the Issuer to the (non-exclusive) jurisdiction of any U.S. federal or state court in the Borough of Manhattan, The City of New York under the Indenture is valid and binding upon the Issuer; and

(c)	the appointment by the Issuer of a process agent pursuant Section 1.14 of the Base Indenture as its authorised agent upon whom process may be served in any proceedings before any U.S. federal or state court in the Borough of Manhattan, The City of New York arising out of or in relation to the Indenture constitutes a valid, legally binding and effective appointment.

(xiv)	that the Dutch courts will, in giving effect to the choice of law provision of the Indenture and the Notes, apply the chosen law correctly;

(xv)	that (1) the Issuer has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Issuer, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Issuer and that the Issuer has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Issuer or its assets, (4) the Issuer has not been subjected to emergency regulations (noodregeling) on the basis of the Dutch Financial Supervision Act (Wet op het financieel toezicht), (5) the Issuer has not been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen), (6) no decision has been taken to dissolve (ontbinden) the Issuer by (a) the Chamber of Commerce under article 2:19a of the Dutch Civil Code or (b) the competent court (rechtbank) under article 2:21 of the Dutch Civil Code.

This assumption is supported by (i) certifications and confirmations to that effect in the Resolutions, (ii) confirmations obtained as of the date hereof from (a) the Bankruptcy Clerk Office (faillissementsgriffie) (b) the EU Insolvency Register (EU Insolventieregister) and (c) the Civil Clerk Office (civiele griffie) of the competent courts in the Netherlands confirming that the Issuer has not been declared bankrupt, that a moratorium of payments has not been granted and that it is not registered in the register of non objection (register van non verzetten) and (iii) the confirmation obtained by telephone today from the Chamber of Commerce that the Issuer has not been declared bankrupt or dissolved nor a moratorium of payments has been granted, that no administrator (bewindvoerder) has been appointed, and that the Chamber of Commerce does not intend to dissolve the Issuer;

(xvi)	that the execution of the Documents and the Notes and the performance of the transactions contemplated thereby are in the best corporate interest of the Issuer and are not prejudicial to its creditors (present and future);

(xvii)	that to the extent that the Documents or the Notes were or will be executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Issuer, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency (other than the laws of the Netherlands), such power of attorney authorises such attorney-in-fact to bind the Issuer towards the other party or parties thereto;

(xviii)	that none of the directors of the Issuer has a conflict of interest (in private or otherwise) which would preclude any of the directors of the Issuer from participating in the deliberations and the decision-making process concerned in accordance with Article 2:239(6) or Article 2:250(5) (as applicable) of the Dutch Civil Code. This assumption is supported by the confirmations or certifications of the directors of the Issuer in the First Board Resolution, the Second Board Resolution, the First Supervisory Board Resolution and the Second Supervisory Board Resolution;

(xix)	that the Issuer does not have a works council (ondernemingsraad) nor central works council (centrale ondernemingsraad) nor group works council (groepsondernemingsraad), nor is it in the process of establishing a works council and the Issuer does not have the obligation to establish a works council pursuant to the mandatory rules all as referred to in the Works Councils Act (Wet op de ondernemingsraden);

(xx)	that the Notes will be issued, offered and sold in the form set out in, on the terms and in accordance with, the provisions of the Documents and the corresponding supplemental prospectus with respect to the respective Notes;

(xxi)	that the Issuer is in compliance with all relevant provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht) and that the Issuer does not require a license to perform its obligations under the Opinion Documents and the Notes pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(xxii)	that the Issuer and Embraer S.A. as guarantor will continuously (doorlopend) throughout the term of the Indenture and continuously during the term that any Notes are outstanding comply with the requirements as set out in or pursuant to article 3:2 of the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(xxiii)	that all parties, including in case of the Issuer the managing directors of the Issuer have entered or will enter into the Documents and the Notes for bona fide commercial reasons and at arm’s length terms;

(xxiv)	that there are no supplemental terms and conditions agreed by the parties to the Documents and the Notes inter se or with third parties that could affect or qualify our opinion as set out herein;

(xxv)	that, save as specifically referred to in this opinion, there have been no formal or informal communications with any governmental, regulatory or enforcement authorities by or on behalf of the Issuer, or any entity related to the Issuer regarding any matter that is the subject of this opinion;

(xxvi)	that the Issuer has and will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Regulation on Insolvency Proceedings (EC No. 1346/2000) (the “EU Insolvency Regulation”) in the Netherlands; and

(xxvii)	that the Issuer has not nor will have an “establishment” (as defined in Article 2(h) of the EU Insolvency Regulation) outside of the Netherlands.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents and the Notes, and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.

We do not express an opinion on enforceability of the Documents, matters of fact, matters of law of any jurisdiction other than the Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in the Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

No opinion is given on any Notes issued by the Issuer other than the Notes issued on the date of this opinion letter or any stabilisation transactions in respect of the Notes.

V.	Opinion

Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

Corporate Status

1.	The Issuer is a corporation duly incorporated and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the corporate power and capacity to enter into, to execute and to deliver the Opinion Documents and to issue the Notes.

Due Authorisation

2.	The execution of the Opinion Documents by the Issuer (i) has been duly authorised by all requisite corporate action required by its articles of association and by Dutch corporate law and (ii) does not violate or contravene (a) any existing provision of, or regulation under, the laws of the Netherlands, applicable to companies generally, or (b) any provision of its articles of association.

3.	The issue of the Notes by the Issuer does not violate or contravene (a) any existing provision of, or regulation under, the laws of the Netherlands, applicable to companies generally, or (b) any provision of its articles of association.

Execution

4.	The Opinion Documents and the Notes have been duly executed by the Issuer.

Authorisations and Consents

5.	No consent, approval, authorisation of or registration, declaration or filing with, any governmental authority in the Netherlands is required in connection with the execution and delivery by the Issuer of the Indenture or in connection with the execution of the Registration Statement or the issue of the Notes.

6.	It is not necessary under the laws of the Netherlands to notarise, file, enroll, register or otherwise record in any public office or elsewhere the Indenture in the Netherlands in order to ensure the validity, effectiveness, enforceability or admissibility in evidence of the Indenture.

Choice of Law and Forum

7.	The choice of the laws of the State of New York to govern the Indenture and the Notes is a valid and legally binding selection and the submission by the Issuer under the Indenture to the jurisdiction of any U.S. federal or state court in the Borough of Manhattan, The City of New York is valid and legally binding on the Issuer and would be upheld by Dutch courts.

8.	There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and the Netherlands. Therefore, a final judgment against the Issuer rendered by a U.S. federal or state court in the Borough of Manhattan, The City of New York court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a U.S. federal or state court in the Borough of Manhattan, The City of New York court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in the United States of America with respect to the payment of obligations of the Issuer under the Indenture and the Notes expressed to be subject to the laws of the State of New York would generally be upheld and be regarded by a Dutch Court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a U.S. federal or state court in the Borough of Manhattan, The City of New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature.

VI.	Qualifications

The opinions expressed above are subject to the following qualifications:

(i)	The choice of the laws of the laws of the State of New York as the law governing the Indenture and the Notes will generally be recognised and applied by the courts in the Netherlands, provided however, that Dutch courts may give effect to provisions which cannot be derogated from by agreement and to the overriding mandatory provisions of the laws of another country if and insofar as, under the law of the latter country, those rules must be applied regardless of the law applicable to the contract. In considering whether to give effect to these overriding mandatory provisions of such third country, regard shall be had to their nature and purpose and the consequences of their application or non-application. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are overriding mandatory provisions of the laws of the Netherlands irrespective of the law otherwise applicable to the documents in question.

(ii)	The application of a rule of the law of any country that otherwise would govern an obligation may be refused by the courts in the Netherlands if such application is manifestly incompatible with the public policy (openbare orde) of the Netherlands.

(iii)	No opinion is given on the consequences of any concurrent proceedings or competing judgements resulting therefrom.

(iv)	To the extent that the laws of the Netherlands would apply to the Documents and the Notes (i) the courts in the Netherlands may deem applicable in addition to the legal consequences (rechtsgevolgen) which have been agreed upon by the parties to any of the Documents and the Notes, upon the execution thereof, such legal consequences which, pursuant to the nature of the Documents and the Notes, would result from the law, usual practices or the requirements of reasonableness and fairness (redelijkheid en billijkheid), (ii) the enforcement of obligations may be limited to the extent that a court may, as a result of general principles of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness, (iii) the courts in the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of such contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force and (iv) the courts in the Netherlands may change the effects of a contractual obligation on the basis of abuse of authority (misbruik van bevoegdheden). Moreover, enforcement of the Opinion Documents or the Notes may be capable of being rescinded (vernietigd) as a result of lack of consensus ad idem (wilsgebreken) and the legal consequences thereof.

(v)	Notwithstanding the submission by the Issuer in the Indenture to the jurisdiction of any U.S. federal or state court in the Borough of Manhattan, The City of New York, application may be made to a competent court in the Netherlands for provisional, including protective, measures available under the laws of the Netherlands. Furthermore, notwithstanding any contractual provision to the contrary, the jurisdiction of Dutch courts may arise in the context of an attachment on any of the assets of the Issuer.

(vi)	Any enforcement of the Opinion Documents and the Notes and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied in the Netherlands. The courts of the Netherlands have the authority to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Netherlands legal tender and the applicable rate of exchange prevailing at the date of payment.

(vii)	Service of process before a Dutch court must be performed in accordance with Dutch law of civil procedure.

(viii)	Dutch substantive law does not have a concept or doctrine identical to the Anglo-American concept of “trust”; nevertheless any trust validly created under its governing law by the Opinion Documents or the Notes will be recognised by the courts of The Netherlands in accordance with, and subject to the limitations of, the rules of The Hague Convention on the Law Applicable to Trusts and on their Recognition; thus, where any of the Opinion Documents or the Notes provides that the Issuer shall hold certain assets and rights on trusts for (or for the benefit of) other parties, then under the laws of The Netherlands such provision will be effective to create a trust in respect of such assets provided that such assets and rights are held by the Issuer outside The Netherlands in, or governed by the laws of, a jurisdiction the domestic laws of which allow for the creation of trusts of the type contemplated by the Opinion Documents or the Notes; in all other cases such other parties may merely have an unsecured claim against the Issuer, which claim will rank pari passu with the claims of other unsecured and unsubordinated creditors of the Issuer.

(ix)	Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency or moratorium laws, the Financial Transactions Emergency Act (Noodwet financieel verkeer), the emergency regulations (noodregeling) on the basis of the Dutch Financial Supervision Act (Wet op het financieel toezicht), the Act on Special Measures for Financial Enterprises (Interventiewet) and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (Actio Pauliana) within the meaning of article 3:45 of the Dutch Civil Code and/or article 42 et. sec. of the Dutch Bankruptcy Act (Faillissementswet)).

(x)	The terms “legal”, “valid”, “binding”, “obligation” and “enforceable” mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable: specific performance, however, may not always be granted by Dutch courts.

(xi)	The concept of “delivery” of a document is not known or required under the laws of the Netherlands to render a document valid, binding and enforceable.

(xii)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(xiii)	The Dutch Central Bank (De Nederlandsche Bank N.V., the “DNB”) may require any Netherlands resident company to comply with certain notification and registration requirements of DNB in connection with payments to be made or received by the Issuer to or from non residents of the Netherlands in accordance with the Reporting Instructions Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (Wet Financiële Betrekkingen Buitenland 1994). A failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Documents or any payment made or to be made thereunder. Any Netherlands resident company will have to notify DNB if it falls within the scope of the External Financial Relations Act 1994. Such notification to DNB may result in a request from DNB to the Issuer to comply with the notification and registration requirements in the first sentence.

VII.	Confidentiality and Reliance

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter:

(a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of the Netherlands and be brought before a Dutch court;

(b)	speaks as of the date stated above;

(c)	is addressed to you and is solely for your benefit;

(d)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and

(e)	may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you.

This opinion is addressed to you and may only be relied upon by you in connection with the filing of the Registration Statement and the transactions to which the Indenture relates. This letter may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration and the transactions to which the Indenture relates.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Issuer who has passed on the validity of the Issuer Notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the SEC thereunder.

In giving this consent, we do not imply that we are experts under the U.S. Securities Act of 1933, as amended or the rules and registrations of the SEC issued thereunder with respect to any part of the Registration Statement, including this letter.

This opinion is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

Yours sincerely,

Baker & McKenzie Amsterdam N.V.

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